Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Terms and Conditions Governing Director Stock Options 2026/2031 in Spotify Technology S.A., and the Terms and Conditions Governing Director Restricted Stock Units 2026/2031 in Spotify Technology S.A. of our reports dated February 10, 2026, with respect to the consolidated financial statements of Spotify Technology S.A., and the effectiveness of internal control over financial reporting of Spotify Technology S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB
Stockholm, Sweden
April 28, 2026